NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

November 1, 2019	Contact:	Ann Wilson
Sr. Director, Culture and People Strategies
412.995.1665

DAVID SCHAWK RETIRES AS GROUP PRESIDENT, SGK BRAND SOLUTIONS

PITTSBURGH, NOVEMBER 1, 2019- Matthews International Corporation (NASDAQ GSM: MATW) announced that David Schawk, group president, SGK Brand Solutions will retire today, November 1, 2019, from his role providing strategic oversight of the SGK Group, and as an officer of Matthews International. He will continue to serve as a member of the Matthews Board of Directors.

In making the announcement, Joseph C. Bartolacci, President and CEO of Matthews International remarked, “David joined the business his father founded in the late 1970’s and dedicated his life to building an industry-leading company that has today, earned the trust of the most respected global brands in the world. Since his election as President and CEO of Schawk, Inc. in 1993, David led the company during a period of significant industry disruption, transforming it from local to global operations, introducing brand development capabilities and building technologies that continue to enhance the value we add to hundreds of the largest companies around the world.”

In his remarks to staff, David said, “It has been a pleasure to work for Matthews and an honor to have played a small role in its rich 170-year history. I look forward to continuing my involvement in the organization’s continued transformation as a member of the board.”

After Matthews’ acquisition of Schawk, Inc. (SGK) in 2014, David continued to provide stewardship to the newly integrated brand business, and then to Matthews as a whole, always leading with strong values and unparalleled integrity. His legacy will remain as a thread through the fabric of our company.

About Matthews International Corporation
Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial technologies. The SGK Brand Solutions segment is a leader in providing brand development, deployment and delivery services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. Globally headquartered in Pittsburgh, Pennsylvania, Matthews International is home to a global network of employees who work to continually expand, encourage and inspire greater possibilities for growth-for our clients, our community and our company.

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